Exhibit 23





             CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectuses constituting part of the Registration Statement on Form S-3 (Registration No. 33-34316) of DPL Inc., with respect to its Automatic Dividend Reinvestment and Stock Purchase Plan, and Post-Effective Amendment No. 3 on Form S-8, to DPL Inc.'s Registration Statement on Form S-4 (Registration No. 33-2551), with respect to The Dayton Power and Light Company's Employees' Stock Plan, of our report dated January 18, 1996 appearing on page 27 of the Annual Report to Shareholders which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page II-2 of this Form 10-K.



Price Waterhouse LLP

Price Waterhouse LLP
Dayton, Ohio
March 29, 1996